                                                                     EXHIBIT 8.1
                                [Letterhead of
                               Greenberg Traurig
                                Hoffman, Lipoff,
                               Rosen & Quentel]

Ronald P. Cima
212 801-9321

                               October 24, 1997


Technology Service Group, Inc.
20 Mansell Court East, Suite 200
Roswell, GA 30075

Re:  Merger of Elcotel Hospitality Service, Inc.,
     a Wholly-Owned Subsidiary of
     Elcotel, Inc., into Technology Service Group, Inc.
     -------------------------------------------------

Ladies and Gentlemen:

               We have acted as tax counsel to Technology Service Group, Inc., a Delaware corporation ("TSG"), in connection with the proposed merger (the "Merger") with and into TSG of Elcotel Hospitality Service, Inc. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Elcotel, Inc., a Delaware corporation ("Elcotel"), pursuant to the terms of the Agreement and Plan of Merger dated as of August 13, 1997 by and among TSG, Elcotel and Merger Subsidiary (the "Agreement") as described in the Registration Statement on Form S-4 to be filed by Elcotel with the Securities and Exchange Commission today (the "Registration Statement"). These opinions are being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

               In connection with these opinions, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the shareholder certificates signed by TSG shareholders holding approximately 52% of the outstanding TSG Common Stock on the date of the Merger (the "Shareholder Certificates"), (iii) the Registration Statement and (iv) those other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of those copies. In rendering the opinions set forth below, we have relied upon certain written representations and covenants of TSG and Elcotel (and assumed the accuracy of their knowledge with respect to the relevant facts) and on the Shareholder Certificates, all of which are annexed hereto.

Technology Service Group, Inc.
October 24, 1997
Page 2


        In rendering our opinion as, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and those other authorities as we have considered relevant.

        Based upon and subject to the foregoing, it is our opinion that under current law the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and TSG, Elcotel and Merger Subsidiary each will be a party to the reorganization within the meaning of section 368(b) of the Code.

        As a reorganization, the Merger will have the following Federal income tax consequences:

        1. A TSG shareholder will not recognize gain or loss on the exchange of a share of TSG Common Stock for a share of Elcotel Common Stock pursuant to the Merger.

        2. The basis of a TSG shareholder in a share of Elcotel Common Stock received pursuant to the Merger will be equal to his basis in the share of TSG Common Stock surrendered in exchange therefor.

        3. The holding period of a TSG shareholder in a share of Elcotel Common Stock received pursuant to the Merger will include his holding period for the share of TSG Common Stock surrendered in exchange therefor, provided he held that share of TSG Common Stock as a capital asset at the Effective Time.

        4. Elcotel, Merger Subsidiary and TSG will not recognize gain or loss as a result of the Merger.

              Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement or described in the Registration Statement. These opinions are being furnished only to you in connection with the Merger and are solely for your benefit in connection therewith any may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                        Sincerely,

                                        /s/ Greenberg, Traurig, Hoffman,
                                            Lipoff, Rosen & Quental
                                        -----------------------------------
                                        GREENBERG, TRAURIG, HOFFMAN,
                                        LIPOFF, ROSEN & QUENTEL, P.A.

RPC/af